Exhibit 99.1

                               Press Release
                               -------------

Release Date:  February 3, 2006                  Contact:  Thomas A. Vento
               at 8:00 a.m. EST                              President
                                                           Joseph R. Corrato
                                                            Executive Vice
                                                             President
                                                            (215) 755-1500


       PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
                      FIRST QUARTER RESULTS

     Philadelphia, Pennsylvania (February 3, 2006) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the recently formed "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $1.1 million for the quarter ended December 31, 2005 as compared to $697,000 for
the same period in 2004, an increase of 55.8%.    Earnings per
share on the Company's outstanding common shares was $0.09 for the quarter ended December 31, 2005. There were no shares outstanding for the quarter ended December 31, 2004 since the mutual holding company reorganization was not completed until March 2005.

     Tom Vento, President and Chief Executive Officer, stated "We are pleased to report the operating results for our first quarter in fiscal 2006. We are off to an excellent start for the new fiscal year, as evidenced by our strong earnings performance, continued high asset quality, and significantly improved efficiency ratio. We are especially grateful to report such strong earnings given the very challenging interest rate environment and continued flattening of the yield curve. We will continue to execute our business plan and believe that we are well positioned to continue to grow earnings long-term which will in turn bring value to our shareholders."

     On March 29, 2005, the Bank completed its mutual holding company reorganization, including the related subscription offering for the shares of common stock of the Company. The Company sold 5,653,688 shares of common stock, representing 45% of the total shares issued by the Company in the reorganization, to the public at $10.00 per share for total proceeds of $56.5 million. The remaining 55% or 6,910,062 shares were issued to Prudential Mutual Holding Company, the Company's parent mutual holding company.

     At December 31, 2005, the Company's total assets were $447.3 million, an increase of $0.7 million from $446.6 million at September 30, 2005. The increase was primarily due to an increase in net loans receivable, partially offset by decreases in cash and cash equivalents. Our net loan portfolio experienced an $11.1 million or 6.4% increase to $186.2 million as we continued our emphasis on growing the loan portfolio. The majority of the growth in the loan portfolio was concentrated in single-family construction and residential mortgage loans. The decrease in cash and cash equivalents of $14.1 million to $12.7 million reflected the systematic investment of funds received in the initial public offering in loans and other higher yielding investments. In addition, a portion of the decrease in cash and cash equivalents reflects the use of such funds to purchase $5.0 million of bank owned life insurance ("BOLI"). The BOLI provides an attractive tax-exempt return to the Company and is being used by the Company to fund various employee benefit plans. The BOLI is included in other assets.

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     Total liabilities remained relatively flat decreasing
$100,000 to $355.7 million at December 31, 2005 from $355.8
million at September 30, 2005. Deposits grew modestly, increasing $1.8 million or 0.6% to $338.3 million at December 31, 2005 from September 30, 2005. In addition, borrowings, which consist solely of FHLB advances, remained essentially unchanged between September 30, 2005 and December 31, 2005.

     Stockholders' equity increased by $0.8 million to $91.6 million at December 31, 2005 as compared to $90.8 million at September 30, 2005 primarily as a result of the $1.1 million in net income for quarter ended December 31, 2005 offset in part by the Company's cash dividends of $482,000.

     Net interest income increased $407,000 or 14.8% to $3.2 million for the three months ended December 31, 2005 as compared to $2.8 million for the same period in 2004. The increase was due to a $792,000 or 15.9% increase in interest income partially offset by a $385,000 or 17.2% increase in interest expense. The increase in interest income resulted from an increase of $39.1 million or 9.9% in the average balance of interest-earning assets for the three months ended December 31, 2005, as compared to the same period in 2004. The weighted average yield earned on such assets increased by 27 basis points to 5.33% in the quarter ended December 31, 2005 from the comparable period in 2004. The increase in interest expense resulted from a 55 basis point increase to 3.01% in the weighted average rate paid on interest-bearing liabilities offset in part by a $15.2 million or 4.2% decrease in the average balance of interest-bearing liabilities for the three months ended December 31, 2005, as compared to the same period in 2004.

     For the quarter ended December 31, 2005, the net interest margin was 2.92%, as compared to 2.80% for the comparable period in 2004. The improvement in our net interest margin in the 2005 period reflected in large part the increase in the balance of net interest-earning assets resulting from the investment of funds raised in the stock offering in March 2005 into loans and other higher yielding assets.

     The Company did not make any provision for loan losses for the quarters ended December 31, 2005 or 2004. No provision was made based on management's evaluation that the allowance for loan losses was adequate at such dates. At December 31, 2005, the Company's non-performing assets totaled $700,000 which consisted of non-performing loans of $340,000 and one real estate owned property of $360,000, and its allowance for loan losses totaled $558,000 or 0.3% of total loans, and 164.1% of non-performing loans. The real estate owned property was sold during January of 2006 at a gain of approximately $100,000 which will be recognized as non-interest income in the quarter ending March 31, 2006.

     Non-interest income increased $7,000 for the quarter ended
December 31, 2005, as compared to the same period in 2004. The increase was primarily due an increase in fees and other service charges, mostly attributable to increased ATM fees.

     Non-interest expense decreased $35,000 for the quarter ended December 31, 2005 compared to the same quarter in 2004. The decrease was primarily due a $174,000 decrease in litigation expense. This decrease was partially offset by an increase in compensation and benefit expense of $100,000 due primarily to an increase in retirement plan expenses and normal merit

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pay rate increases.  Further offsetting the decrease in non-interest expense was an increase in professional services of $34,000.

     Income tax expense for the quarter ended December 31, 2005 amounted to $422,000 with an effective income tax rate of 28.0% compared to income tax expense of $363,000 with an effective income tax rate of 34.2% for the quarter ended December 31, 2004.

     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.




















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                                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                                    (Unaudited)

                                         At December 31,     At September 30,
                                              2005                 2005
                                         ---------------     ----------------
                                                (Dollars in Thousands)
Selected Financial and Other Data:
Total assets                                $447,283             $446,592
Cash and cash equivalents                     12,748               26,815
Investment securities:
  Held-to-maturity                           132,843              129,840
  Available-for-sale                          38,717               38,584
Mortgage-backed securities held-to-maturity   63,152               66,828
Loans receivable, net                        186,243              175,091
Deposits                                     338,309              336,468
FHLB advances                                 13,814               13,823
Stockholders' equity                          91,582               90,825
Full service offices                               6                    6


                                                   Three Months Ended
                                                       December 31,
                                              ----------------------------
                                                    2005        2004
                                              -------------  -------------
                                              (Dollars in Thousands except
                                                   per share amounts)
                                              ----------------------------
Selected Operating Data:
Total interest income                             $5,786      $4,994
Total interest expense                             2,620       2,235
Net interest income                                3,166       2,759
Provision for loan losses                              -           -
Net interest income after
 provision for loan losses                         3,166       2,759
Total non-interest income                            171         164
Total non-interest expense                         1,828       1,863
Income before income taxes                         1,509       1,060
Income taxes                                         422         363
Net income                                         1,086         697
Basic earnings per share (1)                        0.09          NA
Diluted earnings per share (1)                      0.09          NA

Selected Operating Ratios(2):
Average yield on interest-
 earning assets                                     5.33%       5.06%
Average rate on interest-bearing
 Liabilities                                        3.01%       2.46%
Average interest rate spread(3)                     2.32%       2.60%
Net interest margin(3)                              2.92%       2.80%
Average interest-earning assets
 to average interest-bearing
 liabilities                                      124.82%     108.81%
Net interest income after
 provision for loan losses to
 non-interest expense                             173.19%     148.09%
Total non-interest expense to
 average assets                                     1.64%       1.83%
Efficiency ratio(4)                                54.78%      63.74%
Return on average assets                            0.97%       0.68%
Return on average equity                            4.74%       7.06%
Average equity to average assets                   20.58%       9.69%







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                                                  Three Months Ended
                                                      December 31,
                                                 --------------------
                                                 2005            2004
Asset Quality Ratios(5)
Non-performing loans as a percent
 of loans receivable, net(6)                     0.18%           0.66%
Non-performing assets as a percent
 of total assets(6)                              0.16%           0.39%
Non-performing assets and troubled
 debt restructurings as a percent
 of total assets(6)                              0.16%           0.39%
Allowance for loan losses as a
 percent of total loans                          0.30%           0.36%
Allowance for loan losses as a
 percent of non-performing loans               164.12%          54.87%
Net charge-offs to average loans receivable      0.00%           0.00%

Capital Ratio(5)(7)
Tier 1 leverage ratio
     Company                                    20.44%            N/A
     Bank                                       14.78%           9.60%
Tier 1 risk-based capital ratio
     Company                                    45.62%            N/A
     Bank                                       32.94%          25.53%
Total risk-based capital ratio
     Company                                    46.07%            N/A
     Bank                                       33.40%          26.33%

_________________________________

(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on March 29, 2005, earnings per share is shown only for the quarter ended December 31, 2005. There were no shares of common stock outstanding for the quarter ending December 31, 2004.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3) Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is the Bank's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and/or real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(7) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on March 29, 2005, capital ratios for the Company are not shown for the quarter ended December 31, 2004.











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